Exhibit 14.2

[LETTERHEAD OF KPMG S.A.]

CONSENT OF INDEPENDENT AUDITORS

Year ended 31st December 2003

We consent to the incorporation by reference of our report dated February 19, 2004, except for Note 32 which is dated as of June 2, 2004, with respect to the consolidated balance sheets of Total S.A. (“Total”) and its subsidiaries as of December 31, 2003, 2002 and 2001, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, all expressed in euros (which report appears in the December 31, 2003 annual report on Form 20-F of Total and refers to the Company’s adoption in 2003 of the Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations”), in the following registration statements, and to all references to our firm in the December 31, 2003 annual report on Form 20-F of Total:

(i)	The Form S-8 Registration Statement (File no. 333-13024) for Total (then TotalFinaElf), filed with the SEC on December 27, 2000;

(ii)	The Form S-8 Registration Statement (File no. 333-13214) for Total (then TotalFinaElf), filed with the SEC on February 28, 2001;

(iii)	The Form S-8 Registration Statement (File no. 333-103815) for Total (then TotalFinaElf), filed with the SEC on March 14, 2003;

(iv)	The Pre-Effective Amendment No. 3 to Form F-3 (File no. 333-104463 and no. 333-104463-01) for Total and Total Capital, filed with the SEC on September 24, 2003; and

(v)	The Form S-8 Registration Statement (File no. 333-113747) for Total, filed with the SEC on March 19, 2004.

/s/   KPMG Audit

KPMG Audit
A division of KPMG S.A.

Paris, La Défense, France
June 3, 2004